Exhibit 12.1

Ratio/Deficiency of Earnings to Fixed Charges

	Year Ended 12/31/11	Year Ended 12/31/12	Year Ended 12/31/13	Year Ended 12/31/14	Year Ended 12/31/15	Nine Months Ended 9/30/2015	Nine Months Ended 9/30/2016
Earnings:
Loss from continuing ops before taxes	(124,779)	(177,092)	(57,220)	(15,660)	(166,594)	(199,561)	76,757
Plus: Fixed charges, less preferred dividends	253,635	306,349	365,218	407,189	424,903	313,949	334,761
Plus: Current period amortization of interest capitalized in prior periods	549	583	553	521	422	337	221
Less: Capitalized interest	(225)	(318)	(108)	(304)	(790)	443	(715)

Total Earnings	129,180	129,521	308,443	391,745	257,941	115,168	411,024
Fixed Charges:
Interest Expense—cash	160,896	196,241	249,051	292,600	322,366	238,439	250,913
Capitalized interest	225	318	108	304	790	(443)	715
Interest Expense—non cash	63,629	70,110	49,085	27,112	1,505	1,051	1,500
Amortization of Debt Issue Costs	9,188	12,870	15,560	17,572	19,154	13,973	16,035
Interest Component of Operating Leases	19,697	26,809	51,414	69,601	81,088	60,928	65,598

Total Fixed Charges	253,635	306,349	365,218	407,189	424,903	313,949	334,761

(Total Deficiency) / Earnings	$(124,455)	$(176,828)	$(56,775)	$(15,443)	$(166,962)	$(198,781)	$76,263